UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	August 13, 2008

PROXIM WIRELESS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29053	04-2751645
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1561 Buckeye Drive, Milpitas, CA	95035
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(408) 383-7600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 13, 2008, Proxim Wireless Corporation entered into a first amendment to loan and security agreement (the “Amendment”) with Comerica Bank (the “Bank”).  The Amendment amends a loan and security agreement entered into between Proxim and the Bank dated as of March 28, 2008 (the “Loan Agreement”), which was described in a Form 8-K filed by Proxim with the Securities and Exchange Commission on April 3, 2008.

In summary, the Amendment amended the Loan Agreement in the following ways:

•	Effective as of August 13, 2008, Proxim will not request, and the Bank will not be obligated to make, any further loans under the Loan Agreement

•
Proxim is obligated to repay the outstanding loans under the Loan Agreement (currently in the principal amount of $1.5 million) in an amount sufficient to reduce the aggregate outstanding loans to (a) $750,000 by September 1, 2008 and (b) $0 by September 15, 2008

•	Effective June 3, 2008, the standard rate of interest on outstanding loans is increased from 0.50% above the Bank’s prime rate to 1.70% above the Bank’s prime rate

•
The financial covenant in the Loan Agreement that Proxim must maintain a ratio of cash plus eligible accounts receivable to current liabilities less deferred revenue of at least 1.05 to 1.00 has been replaced by a financial covenant to maintain a balance of cash at the Bank at least equal to the amount of the outstanding loans

The foregoing description of the first amendment to loan and security agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the first amendment to loan and security agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM WIRELESS CORPORATION

Dated: August 14, 2008	By:	/s/ David L. Renauld
David L. Renauld
Vice President

EXHIBIT INDEX

Number	Title

10.1	First Amendment to Loan and Security Agreement dated as of August 13, 2008 between Comerica Bank and Proxim Wireless Corporation

3